                                                           Rule 424(b)(3)
                                                           File No. 333-88069

                         SUPPLEMENT DATED JUNE 26, 2000
                                       TO
                          PROFILE DATED APRIL 10, 2000
                                      AND
                        PROSPECTUS DATED APRIL 10, 2000
                                      FOR
                               FUTURITY ACCOLADE
                           VARIABLE AND FIXED ANNUITY
             ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

      Effective July 17, 2000, with the addition of 6 new Funds -- the Sun Capital Davis Financial Fund, the Sun Capital Davis Venture Value Fund, the Sun Capital Value Equity Fund, the Sun Capital Value Managed Fund, the Sun Capital Value Mid Cap Fund, and the Sun Capital Value Small Cap Fund (each, a "Fund") -- to the Sun Capital Advisers Trust, you may allocate your money among up to 41 variable investment options (depending on when you purchase your Contract) available under the Futurity Accolade Variable and Fixed Annuity. The Sun Capital Advisers Trust is managed by Sun Capital Advisers, Inc., a wholly-owned subsidiary of Sun Life Assurance Company of Canada (U.S.). Market conditions will determine the value of an investment in any of the new Funds and in any other Fund. The Funds are described in the current Fund prospectuses.

      THE OCC EQUITY PORTFOLIO, THE OCC MANAGED PORTFOLIO, THE OCC MID CAP PORTFOLIO, AND THE OCC SMALL CAP PORTFOLIO WILL NOT BE AVAILABLE TO ANY PARTICIPANT WHO PURCHASES A CONTRACT ON OR AFTER JULY 17, 2000.

      As a result of the addition of the new Funds, the Profile dated April 10, 2000 (the "Profile") and the Prospectus dated April 10, 2000 (the "Prospectus") for the Futurity Accolade Variable and Fixed Annuity are amended and supplemented as follows:

      1. The third paragraph of Section 1, "The Annuity Contract," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

      "If you purchased your Contract before July 17, 2000, you may choose among 41 variable investment options and a range of fixed interest options; however, if you purchased your Contract on or after June 26, 2000, you may choose among 37 variable investment options and a range of fixed interest options. The OCC Equity Portfolio, the OCC Management Portfolio, the OCC Mid Cap Portfolio, and the OCC Small Cap Portfolio will not be available to you if you purchased your Contract on or after July 17, 2000."

      2. The list of the available investment options under the Sun Capital Advisers Trust appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is supplemented by the addition of the Sun Capital Davis Financial Fund, the Sun Capital Davis Venture Value Fund, the Sun Capital Value Equity Fund, the Sun Capital Value Managed Fund, the Sun Capital Value Mid Cap Fund, and the Sun Capital Value Small Cap Fund.

      3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented as follows:

                                                                                        EXAMPLES:
                                                                                     TOTAL EXPENSES
                                        TOTAL ANNUAL     TOTAL ANNUAL    TOTAL           AT END
                                         INSURANCE          SERIES       ANNUAL    -------------------
SUB-ACCOUNT                               CHARGES          EXPENSES     EXPENSES    1 YEAR    10 YEARS
------------------------------------  ----------------   ------------   --------   --------   --------
Sun Capital Davis Financial Fund           1.55%           0.90  %       2.45 %      $97        $290
Sun Capital Davis Venture Value Fund       1.55%           0.90  %       2.45 %      $97        $290
Sun Capital Value Equity Fund              1.55%           0.90  %       2.45 %      $97        $290
Sun Capital Value Managed Fund             1.55%           0.90  %       2.45 %      $97        $290
Sun Capital Value Mid Cap Fund             1.55%           1.00  %       2.55 %      $98        $300
Sun Capital Value Small Cap Fund           1.55%           1.00  %       2.55 %      $98        $300

      4. The "Underlying Fund Annual Expenses" table on page 6 of the Prospectus is hereby supplemented as follows:

                                                                                       TOTAL FUND
                                               MANAGEMENT             OTHER              ANNUAL
                                               FEES (AFTER       EXPENSES (AFTER     EXPENSES (AFTER
                                            REIMBURSEMENT)(2)   REIMBURSEMENT)(2)   REIMBURSEMENT)(2)
                                            -----------------   -----------------   -----------------
Sun Capital Davis Financial Fund(9)               0.75%               0.15%               0.90%
Sun Capital Davis Venture Value Fund(9)           0.75%               0.15%               0.90%
Sun Capital Value Equity Fund(10)                 0.80%               0.10%               0.90%
Sun Capital Value Managed Fund(10)                0.80%               0.10%               0.90%
Sun Capital Value Mid Cap Fund(10)                0.80%               0.20%               1.00%
Sun Capital Value Small Cap Fund(10)              0.80%               0.20%               1.00%

      5. Footnote 2 to the "Underlying Fund Annual Expense" table on page 6 of the Prospectus is hereby deleted in its entirety and replaced by the following:

    (2) For all Funds, except the Sun Capital Davis Financial Fund, the Sun Capital Davis Venture Value Fund, the Sun Capital Value Equity Fund, the Sun Capital Value Managed Fund, the Sun Capital Value Mid Cap Fund, and the Sun Capital Value Small Cap Fund, "Management Fees," "Other Expenses," and "Total Fund Annual Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the Sun Capital Davis Financial Fund, the Sun Capital Davis Venture Value Fund, the Sun Capital Value Equity Fund, the Sun Capital Value Managed Fund, the Sun Capital Value Mid Cap Fund, and the Sun Capital Value Small Cap Fund are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for these Funds because they commenced operations in July 2000 and, therefore, have less than 12 months of investment experience.

      6. Additionally, the following Footnotes to the "Underlying Fund Annual Expenses" table beginning on page 6 of the Prospectus are added:

    (9) The management fee for each of the Sun Capital Davis Financial Fund and the Sun Capital Davis Venture Value Fund decreases to 0.70% as the daily net assets of each Fund exceed $500 million.

    (10) The management fee for each of the Sun Capital Value Equity Fund, the Sun Capital Value Managed Fund, the Sun Capital Value Mid Cap Fund, and the Sun Capital Value Small Cap Fund decreases to 0.75% as the daily net assets of each Fund exceed $400 million, and decreases to 0.70% as the daily net assets of each Fund exceed $800 million.

      7. The "Examples" presented on page 8 of the Prospectus are supplemented as follows:

      If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return, and no optional death benefit riders have been elected:

                                                               1 YEAR     3 YEAR     5 YEAR    10 YEARS
                                                              --------   --------   --------   --------
Sun Capital Davis Financial Fund                                $97        $141       $187       $290
Sun Capital Davis Venture Value Fund                            $97        $141       $187       $290
Sun Capital Value Equity Fund                                   $97        $141       $187       $290
Sun Capital Value Managed Fund                                  $97        $141       $187       $290
Sun Capital Value Mid Cap Fund                                  $98        $144       $193       $300
Sun Capital Value Small Cap Fund                                $98        $144       $193       $300

      If you do NOT surrender your Contract, or if you annuitize, at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return, and no optional death benefit riders have been elected:

                                                               1 YEAR     3 YEAR     5 YEAR    10 YEARS
                                                              --------   --------   --------   --------
Sun Capital Davis Financial Fund                                $25        $78        $133       $290
Sun Capital Davis Venture Value Fund                            $25        $78        $133       $290
Sun Capital Value Equity Fund                                   $25        $78        $133       $290
Sun Capital Value Managed Fund                                  $25        $78        $133       $290
Sun Capital Value Mid Cap Fund                                  $26        $81        $139       $300
Sun Capital Value Small Cap Fund                                $26        $81        $139       $300

      8. The descriptions of the Funds available under the Sun Capital Advisers Trust contained in the "Variable Account Options: The Funds" section beginning on page 11 of the Prospectus are supplemented by the following:

     SUN CAPITAL DAVIS FINANCIAL FUND seeks growth of capital by investing primarily in the common stock of financial services companies.

     SUN CAPITAL DAVIS VENTURE VALUE FUND seeks growth of capital by investing primarily in the common stock of U.S. companies with market capitalizations of at least $5 billion.

     SUN CAPITAL VALUE EQUITY FUND seeks long-term capital appreciation through investment in equity securities selected on the basis of a value-oriented approach to investing.

     SUN CAPITAL VALUE MANAGED FUND seeks to achieve growth of capital over time through investment in common stocks, bonds, and cash equivalents, the percentages of which will vary based on the portfolio manager's assessments of the relative outlook for such investments.

     SUN CAPITAL VALUE MID CAP FUND seeks long-term capital appreciation through investment in a diversified portfolio of equity securities. The portfolio will invest primarily in companies with market capitalizations of between $500 million and $8 billion at the time of purchase.

     SUN CAPITAL VALUE SMALL CAP FUND seeks capital appreciation through investment in equity securities of companies with market capitalizations of under $500 million at time of purchase.

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT FUTURITY ACCOLADE VARIABLE AND FIXED ANNUITY PROSPECTUS, DATED APRIL 10, 2000, AND SHOULD BE READ TOGETHER WITH THE PROSPECTUS AND THE CURRENT PROSPECTUSES OF THE FUNDS. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.

FUT346

                                                           Rule 424(b)(3)
                                                           File No. 333-88069


                         SUPPLEMENT DATED JUNE 26, 2000
                                       TO
                          PROFILE DATED APRIL 10, 2000
                                      AND
                        PROSPECTUS DATED APRIL 10, 2000
                                      FOR
                               MFS REGATTA EXTRA
                           VARIABLE AND FIXED ANNUITY

             ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

      Effective July 17, 2000, with the addition of a new Fund -- the Technology Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 27 variable investment options available under the MFS Regatta Extra Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Technology Series and any other Fund. The Technology Series and the other Funds available as Variable Account investment options under the Contract are described in the current Series Fund prospectus, as supplemented.

      As a result of the addition of the Technology Series, the Profile dated April 10, 2000 (the "Profile") and the Prospectus dated April 10, 2000 (the "Prospectus") are amended and supplemented as follows:

      1. The third paragraph of Section 1, "The Annuity Contract," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

      "You may choose among 27 variable investment options and a range of fixed interest options."

      2. The list of the available investment options appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is supplemented by the addition of the Technology Series.

      3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is supplemented as follows:

                                                                                          EXAMPLES:
                                            TOTAL ANNUAL   TOTAL ANNUAL    TOTAL       TOTAL EXPENSES
                                             INSURANCE         FUND        ANNUAL          AT END
SUB-ACCOUNT                                   CHARGES        EXPENSES     EXPENSES    1 YEAR    10 YEARS
------------------------------------------  ------------   ------------   --------   --------   --------
Technology Series                             1.55  %        1.00  %       2.55 %      $98        $300

      4. The "Underlying Fund Annual Expenses" table and the footnotes thereto appearing on page 5 of the Prospectus are hereby amended and supplemented as follows:

                                                               OTHER               TOTAL ANNUAL
                                          MANAGEMENT     FUND EXPENSES (2)       FUND EXPENSES (2)
FUND                                         FEES      (AFTER REIMBURSEMENT)   (AFTER REIMBURSEMENT)
----                                      ----------   ---------------------   ---------------------
Technology Series (4)...................    0.75%              0.25%                   1.00%

--------------

    (1) The information relating to Series Fund expenses was provided by the Series Fund and we have not independently verified it. You should consult the Series Fund prospectus(es) for more information about Fund expenses. For all Funds except the Technology Series, "Management Fees," "Other Fund Expenses," and "Total Annual Fund Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the Technology Series are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for the Technology Series because it commenced operations in June 2000 and, therefore, has less than 12 months of investment performance.

    (2) Each Fund has an expense offset arrangement which reduces the Fund's custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements (which would also have the effect of reducing the Fund's expenses). Any such fee reductions are not reflected under "Other Expenses" in the table. Had these fees been taken into account, "Total Fund Expenses" for certain of the Funds would be as follows:

    Bond Series.............................................  0.71%
    Capital Appreciation Series.............................  0.75%
    Capital Opportunities Series............................  0.83%
    Equity Income Series....................................  0.91%
    Global Asset Allocation Series..........................  0.88%
    New Discovery Series....................................  1.05%
    Strategic Income Series.................................  1.03%
    Technology Series.......................................  1.03%
    Utilities Series........................................  0.81%

    (4) MFS has agreed to bear the expenses of the Fund such that "Other Expenses," after taking into account the expense offset arrangement described in Footnote (2) above, will not exceed 0.25% annually. This arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Directors.

4. The "Examples" presented on page 6 of the Prospectus are supplemented as follows:

      If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return and no optional death benefit riders have been elected:

                                                               1 YEAR     3 YEAR     5 YEAR    10 YEARS
                                                              --------   --------   --------   --------
Technology Series                                               $98        $144       $193       $300

      If you do NOT surrender your Contract, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return and no optional death benefit riders have been elected:

                                                               1 YEAR     3 YEAR     5 YEAR    10 YEARS
                                                              --------   --------   --------   --------
Technology Series                                               $26        $ 81       $139       $300

      5. The "Variable Account Options: The MFS/Sun Life Series Trust" section beginning on page 9 of the Prospectus, is amended and supplemented as follows:

       (a) The second paragraph of the section is deleted in its entirety and replaced by the following:

               "The Series Fund is composed of 28 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 28 series (each, a "Fund"), each corresponding to one of the portfolios. The Contract provides for investment by the Sub-Accounts in shares of the 27 Funds described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account."

       (b) The following Fund description is added to page 10 of the Prospectus:

       "TECHNOLOGY SERIES will seek capital appreciation."

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF MFS REGATTA EXTRA VARIABLE AND FIXED ANNUITY, AND THE CURRENT PROSPECTUS OF THE MFS/SUN LIFE SERIES TRUST, AS SUPPLEMENTED. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.

EXTRASUPP-1 6/00                                                        XTRA-16T

                                       2